                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             ALLIED HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
[X]

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ALLIED HOLDINGS, INC.
                        160 CLAIREMONT AVENUE, SUITE 200
                             DECATUR, GEORGIA 30030

                              [LOGO INSERTED HERE]


                            NOTICE OF ANNUAL MEETING
                                  MAY 17, 2000

TO THE SHAREHOLDERS OF ALLIED HOLDINGS, INC.:

         The annual meeting of shareholders of Allied Holdings, Inc. (the "Company") will be held at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030 on May 17, 2000 at 10:00 a.m., local time, for the following purposes:

         1.       To elect three directors for terms ending in 2003;

         2. To amend the Company's Long-Term Incentive Plan (the "LTI Plan") to increase the number of shares subject to the LTI Plan by 850,000 shares;

         3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company to serve for the 2000 fiscal year; and

         4. To take action on whatever other business may properly come before the meeting.

         Only holders of record of common stock at the close of business on March 20, 2000 will be entitled to vote at the meeting. The stock transfer books will not be closed.

                                    By Order of the Board of Directors,



                                    A. Mitchell Poole, Jr.
                                    Vice-Chairman and Chief Executive Officer

Decatur, Georgia
March 29, 2000

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                              ALLIED HOLDINGS, INC.
                        160 CLAIREMONT AVENUE, SUITE 200
                             DECATUR, GEORGIA 30030


                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 17, 2000

                                 PROXY STATEMENT


         This Proxy Statement is furnished to shareholders of Allied Holdings, Inc. (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of the Company to be held on May 17, 2000 at 10:00 a.m., local time, at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030, and any adjournments thereof. The enclosed proxy is revocable at any time before its exercise. Revocation may be made (i) by written notice to the Secretary of the Company, (ii) by attending the meeting and voting in person, or (iii) by filing a subsequent proxy with the Secretary of the Company prior to or at the time of the meeting.

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of the no par value common stock of the Company (the "Common Stock"). No remuneration will be paid directly or indirectly for the solicitation of proxies.

         An annual report to the shareholders, including financial statements for the year ended December 31, 1999 is enclosed with this Proxy Statement.

                          VOTING AND OUTSTANDING STOCK

         At the close of business on the record date, March 20, 2000, the Company had outstanding and entitled to vote at the annual meeting 8,001,487 shares of Common Stock. Each share of Common Stock is entitled to one vote. For each proposal to be considered at the annual meeting, the holders of a majority of the outstanding shares of stock entitled to vote on such matter at the meeting, present in person or by proxy, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining a quorum. "Broker non-votes" will not be entitled to vote at the meeting. "Broker non-votes" are votes that brokers holding shares of record for their customers (i.e., in "street name") are not permitted to cast under applicable stock exchange regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals and as to which the brokers have advised the Company that they lack voting authority.

         With regard to the election of directors, votes may be cast for the nominees or may be withheld. The election of directors requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. Votes that are withheld and broker non-votes will have the effect of votes against the nominees for the Board of Directors of the Company.

         With regard to the other proposals to be considered at the annual meeting, votes may be cast for or against each of the proposals, or shareholders may abstain from voting on each of the proposals. The approval of each of the proposals requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on such proposals. Abstentions will have the effect of votes against the other proposals.

         1. ELECTION OF DIRECTORS AND INFORMATION REGARDING DIRECTORS

         The By-Laws of the Company provide for the division of the Board into three classes, each class serving for a period of three years. Members of the three classes currently are as follows: (i) Bernard O. De Wulf, Guy W. Rutland, III, and Robert R. Woodson; (ii) Joseph W. Collier, Guy W. Rutland, IV, Berner
F. Wilson, Jr., and Randall E. West; and (iii) David G. Bannister, A. Mitchell Poole, Jr., Robert J. Rutland, and William P. Benton.

         The directors whose terms will expire at the 2000 annual meeting of shareholders are David G. Bannister, A. Mitchell Poole, Jr., Robert J. Rutland and William P. Benton. Each of these directors has been nominated to stand for reelection as director to hold office until the 2003 annual meeting of shareholders or until his successor is elected and qualified.

         Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

         If a shareholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted as specified on such proxy. If no specification is made and the power to vote the shares is not withheld, the shares represented by the proxy will be voted "FOR" each nominee for director named on the proxy.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL TO ELECT THE FOUR NOMINEES FOR DIRECTORS LISTED BELOW.

NOMINEES FOR ELECTION TO TERMS EXPIRING 2003 ANNUAL MEETING


DAVID G. BANNISTER
Director Since 1993
Age 44

Mr. Bannister has been a Managing Director of Grotech Capital Group since June 1998. Grotech invests in companies primarily located in the Mid-Atlantic and Southeastern regions of the United States and which are in early, emerging and later stage growth cycles. Mr. Bannister was a Managing Director in the Transportation Group of BT Alex Brown Incorporated and was employed by that firm in various capacities from 1983 to June 1998. Mr. Bannister is also a director of Landstar System, Inc.

WILLIAM P. BENTON
Director Since 1998
Age 76

Mr. Benton has been an Executive Director with Ogilvy & Mather, an advertising agency, since January 1997. Mr. Benton was the Vice Chairman of Wells Rich Greene/BDDP, an advertising agency, from September 1986 to January 1997. Mr. Benton held numerous key executive positions with Ford Motor Company for more than 37 years, including vice president and general manager of the Ford Division and vice president and general manager of the Lincoln-Mercury Division. He was also responsible for the operating companies that comprised the 15 Western European countries during his Ford of Europe assignment. Mr. Benton's last position with Ford was Vice President of Marketing Worldwide. Mr. Benton is also a Director of Speedway Motor Sports, Inc. and Sonic Automotive, Inc.


A. MITCHELL POOLE, JR.
Director Since 1990
Age 52

Mr. Poole has been Vice-Chairman and Chief Executive Officer of the Company since January 2000. Mr. Poole was the President, Chief Operating Officer, and Assistant Secretary of the Company from December 1995 to December 31, 1999. Mr. Poole served as Chief Financial Officer until November 1998. Prior to December 1995, Mr. Poole served as Executive Vice President and Chief Financial Officer of the Company. Mr. Poole joined Allied Systems, Ltd. in 1988 as Senior Vice President and Chief Financial Officer. He was appointed President of Allied Industries Incorporated in December 1990 and served in that capacity until December 1997. Prior to joining the Company in 1988, Mr. Poole was an audit partner with Arthur Andersen LLP, independent public accountants.


ROBERT J. RUTLAND
Director Since 1965
Age 58

Mr. Rutland has been Chairman of the Company since December 1995. Mr. Rutland served as Chairman and Chief Executive Officer from December 1995 to December 1999 and President and Chief Executive Officer of the Company from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chief Executive Officer of each of the Company's subsidiaries. Mr. Rutland is a member of the Board of Directors of Fidelity National Bank, a national banking association.

INCUMBENT DIRECTORS - TERMS EXPIRING 2002 ANNUAL MEETING


BERNARD O. De WULF
Director Since 1993
Age 51

Mr. De Wulf has been Vice Chairman and an Executive Vice President of the Company since October 1993. Prior to such time, Mr. De Wulf was Vice Chairman of each of the Company's subsidiaries. Mr. De Wulf was Vice Chairman of Auto Convoy Co. from 1983 until 1988 when the Company and Auto Convoy Co. became affiliated.


GUY W. RUTLAND, III
Director Since 1964
Age 63

Mr. Rutland was elected Chairman Emeritus in December 1995. Mr. Rutland served as Chairman of the Board of the Company from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chairman or Vice Chairman of each of the Company's subsidiaries.


ROBERT R. WOODSON
Director Since 1993
Age 68

Mr. Woodson retired as a member of the Board of Directors of John H. Harland Company in April 1999 and served as its Chairman from October 1995 to April 1997. Mr. Woodson was also the President and Chief Executive Officer of John H. Harland Company prior to October 1995. Mr. Woodson also serves as a director of Haverty Furniture Companies, Inc.

INCUMBENT DIRECTORS  - TERMS EXPIRING 2001 ANNUAL MEETING


JOSEPH W. COLLIER
Director Since 1995
Age 57

Mr. Collier has been the Executive Vice President, Planning and Development of the Company since January 2000. Mr. Collier was President of Allied Automotive Group, Inc. from December 1995 to December 1999. Mr. Collier was Executive Vice President of Marketing and Sales and Senior Vice President of Allied Systems, Ltd. from 1991 to December 1995. Prior to joining the Company in 1979, Mr. Collier served in management positions with Bowman Transportation and also with the Federal Bureau of Investigation.


GUY W. RUTLAND, IV
Director Since 1993
Age 36

Mr. Rutland has been Senior Vice President - Operations of Allied Automotive Group, Inc. since November 1997. Mr. Rutland was Vice President - Reengineering Core Team of Allied Automotive Group, Inc., from November 1996 to November 1997. From January 1996 to November 1996 Mr. Rutland was Assistant Vice President of the Central and Southeast Region of Operations for Allied Systems, Ltd. From March 1995 to January 1996 Mr. Rutland was Assistant Vice President of the Central Division of Operations for Allied Systems, Ltd. From June 1994 to March 1995, Mr. Rutland was Assistant Vice President of the Eastern Division of Operations for Allied Systems, Ltd. From 1993 to June 1994 Mr. Rutland was assigned to special projects with an assignment in Industrial Relations/Labor Department and from 1988 to 1993, Mr. Rutland was Director of Performance Management.


RANDALL E. WEST
Director Since 1997
Age 51

Mr. West has been the President and Chief Operating Officer of the Company since January 2000. Mr. West was the President of Axis Group, Inc. from October 1997 to December 1999. Mr. West was President of Ryder Automotive Carrier Services, Inc. from January 1996 to October 1997 and Senior Vice President and General Manager of Ryder International from 1993 to 1995.


BERNER F. WILSON, JR.
Director Since 1993
Age 61

Mr. Wilson retired as Vice President and Vice-Chairman of the Company in June 1999. Mr. Wilson was Secretary of the Company from December 1995 to June 1998. Prior to October 1993, Mr.

Wilson was an officer or Vice Chairman of several of the Company's subsidiaries. Mr. Wilson joined the Company in 1974 and held various finance, administration, and operations positions.



OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

         All directors have served continuously since their first election. Robert J. Rutland and Guy W. Rutland, III are brothers. Guy W. Rutland, IV is the son of Guy W. Rutland, III. The Board of Directors held nine meetings during 1999. Each director attended at least 75% of the meetings of the Board of Directors and the meetings of committees of which he was a member. The Board of Directors has two standing committees. Certain information regarding the function of the Board's committees, their present membership, and the number of meetings held by each committee during 1999 is presented below.

AUDIT COMMITTEE

         The Audit Committee annually reviews and recommends to the Board of Directors the certified public accounting firm to be engaged as independent auditors of the Company for the next calendar year, reviews the plans and results of the audit engagement with the independent auditors, inquires as to the adequacy of the Company's internal accounting controls, and considers each professional service provided by the independent auditors and whether the providing of such service impairs the independence of the auditors. The members of the Audit Committee are David G. Bannister, Robert R. Woodson, and William P. Benton. During 1999, the Audit Committee held two meetings.

COMPENSATION COMMITTEE

         The Compensation Committee periodically reviews the compensation and other benefits provided to officers of the Company. Pursuant to authority delegated to it by the Board of Directors, the Compensation Committee may establish compensation for the officers of the Company and approve employment agreements with the officers of the Company. The Compensation Committee may also recommend to the Board of Directors changes to the Company's total compensation philosophy. The members of the Compensation Committee are David G. Bannister, Robert R. Woodson and William P. Benton. During 1999, the Compensation Committee held four meetings.

COMPENSATION OF DIRECTORS

         For the year ended December 31, 1999, each director of the Company who was not also an employee received an annual fee of $20,000 and a fee of $3,000 for each meeting of the Board attended, plus reimbursement of expenses incurred in attending meetings. An additional fee of $3,000 is paid for attending two or more committee meetings held the same day as Board meetings.

         On November 29, 1999, the Company granted to each director of the Company who was not also an employee an option to acquire 5,000 shares of the Common Stock pursuant to the Company's Long-Term Incentive Plan (the "LTI Plan"). The options vest over a three year period, 33.3% per year, commencing one year from the date of grant. The exercise price of the options is $7.0625 per share, which was the fair market value on the date of grant.

                    COMMON STOCK OWNERSHIP BY MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information about beneficial ownership of the Common Stock as of March 20, 2000 by (i) each director and executive officer of the Company named herein, and (ii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners of the Common Stock listed below have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                                  Number of Shares       Percentage of Shares
Beneficial Owner                                 Beneficially Owned          Outstanding
----------------                                 ------------------          -----------
Robert J. Rutland(1)                                  1,152,476                  14.4
Guy W. Rutland, III(2)                                  846,615                  10.6
Bernard O. De Wulf(3)                                   528,465                   6.6
Guy W. Rutland, IV(4)                                   648,692                   8.1
A. Mitchell Poole, Jr.(5)                               200,784                   2.5
Berner F. Wilson, Jr.(6)                                119,516                   1.5
Joseph W. Collier(7)                                     64,339                     *
Randall E. West(8)                                       16,015                     *
David G. Bannister(9)                                     7,666                     *
Robert R. Woodson(9)                                      7,666                     *
William P. Benton(9)                                      5,666                     *
All executive officers and directors as
     a group(10) (16 persons)                         3,702,093                  46.3

------------------------
*Less than 1% not applicable

(1) Includes 18,099 shares owned by his wife as to which he disclaims beneficial ownership and 63,632 shares owned by him under the Restricted Stock Plan.
(2) Includes 18,099 shares owned by his wife, 67,800 shares owned by a private foundation as to which he disclaims beneficial ownership and 4,064 shares owned by him under the Restricted Stock Plan.
(3) Includes 150,550 shares held in trust for the benefit of his wife and family members and 7,915 shares owned by him under the Restricted Stock Plan.
(4) Includes 647,211 shares held in a limited partnership of which he is directly the beneficiary and 1,481 shares owned by him under the Restricted Stock Plan.
(5)      Includes 41,634 shares owned by him under the Restricted Stock Plan.
(6)      Includes 1,996 shares owned by him under the Restricted Stock Plan.
(7) Includes 21,589 shares owned by him under the Restricted Stock Plan and options to acquire 40,750 shares.
(8) Includes 9,349 shares owned by him under the Restricted Stock Plan and options to acquire 6,666 shares.
(9)      Includes options to acquire 1,666 shares for each individual.
(10) Includes 185,990 shares issued under the Restricted Stock Plan and options to acquire 65,714 shares.

         The following table sets forth certain information about beneficial ownership of each person known to the Company to own more than 5% of the outstanding Common Stock as of March 20, 2000, other than directors of the Company.

Name and Address of                         Number of Shares      Percentage of Shares
Beneficial Owner                           Beneficially Owned          Outstanding
----------------                           ------------------          -----------

Beck, Mack and Oliver LLC(1)                   1,110,739                   13.9
330 Madison Avenue
New York, New York

Dimensional Fund Advisors, Inc. (2)              506,335                    6.3
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

(1) According to a Schedule 13G dated January 28, 2000, filed on behalf of Beck, Mack and Oliver.
(2) According to a Schedule 13G dated February 11, 2000, filed on behalf of Dimensional Fund Advisors, Inc.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            The Compensation Committee of the Board, which was formed in December 1993, reviews, establishes, administers and monitors the Company's executive compensation plans, policies and programs.

EXECUTIVE COMPENSATION COMPONENTS

            The executive compensation philosophy of the Company is to link compensation with enhancement of shareholder value and retain executive talent the Company considers important for its long-term success. The Company's executive compensation is based on the following three principal components, each of which is intended to support the overall compensation philosophy.

            Incentive Compensation. Beginning in 1997, incentive compensation for the named executive officers was paid in accordance with the formalized approach to measuring value creation through the economic value added, or EVA, framework under the Company's EVA Based Incentive Plan (the "Incentive Plan"). The Company, together with Stern Stewart & Co., the financial advisory firm that pioneered the EVA framework, undertook a five-month project during 1996 to create and install an EVA based performance measurement and incentive compensation system. The proprietary EVA financial measure is defined as net operating profits after tax ("NOPAT"), less a capital charge for the average operating capital employed. NOPAT is a measure of operating results which differs from normal accounting profit due to the adjustment for certain non-economic charges. The Company believes that EVA more accurately measures shareholder value created than traditional performance measures such as return on assets, earnings per share and return on equity.

          The Incentive Plan's objectives are to focus on (i) creating shareholder value and rewarding participants significantly when achieved, and (ii) sustaining continuous performance improvement. EVA provides a framework that enables management to make decisions designed to build long-term value for the Company and its shareholders rather than focus on short-term results. Under the Incentive Plan, incentive compensation is directly linked to changes in EVA. EVA is measured for each of the Company's major operating units and rewards participants for increases in EVA and penalizes such employees for any decreases in EVA.

          Management employees designated as participants by the Chairman and Vice Chairman/Chief Executive Officer of the Company and approved by the Compensation Committee are eligible to participate in the Incentive Plan. Target bonus amounts are determined for each participant by the Chairman and Vice Chairman/Chief Executive Officer and approved by the Compensation Committee. A participant's target bonus is either based solely on the performance of the Company on a consolidated basis or on the performance of a subsidiary or a business unit and the Company. For example, a target bonus might be based 75% on a business unit or a subsidiary and 25% on the Company's consolidated results.

          Annually, an actual bonus is declared for each participant based on the comparison of the change in EVA to the expected change in EVA. If the change in EVA is exactly equal to the expected change in EVA, the actual bonus will equal the target bonus. The actual bonus for any calendar year will be higher than the target bonus if the change in EVA is higher than the expected change in EVA and lower if the change in EVA is lower than the expected change in EVA. Such adjustment shall be established by the Compensation Committee in its sole discretion.

          The actual bonus declared for each participant with respect to any calendar year will be allocated to the participants' bonus bank, within 30 days after the amount of the actual bonus for such year is determined. If, after the allocation with respect to any calendar year, the balance in the participant's bonus bank is less than or equal to the participant's target bonus for such year, the entire amount in the bonus bank will be paid as soon as practicable but in no event later than 15 days following such allocation. If the balance in the bonus bank is greater than the target bonus, the participant will be paid the target bonus plus one-third of the remainder of the bonus bank balance. Amounts remaining in the bonus bank are carried forward to future years. Negative bonuses may be declared if the change in EVA for any calendar year is significantly below the expected change in EVA for such year and negative bonuses declared will be subtracted from the bonus bank.

         The Company used EVA as the measure to determine incentive compensation for senior management in 1999. No Incentive Plan bonus was paid to any of the executive officers in 1999 other than Randall E. West, for whom 75% of target bonus was based upon the performance of the Axis Group, Inc., a subsidiary of the Company whose performance exceeded target expectations in 1999.

         Base Salary. Base salary amounts for each of the named executive officers are specified in their employment agreements. The Committee believes these base salary amounts are competitive with those paid to executives of other leading companies engaged in the transportation and trucking industry.

         Stock Compensation. Executive officers are eligible to receive annual grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares under the LTI Plan. During 1999, the Compensation Committee awarded shares of restricted stock and stock options to various officers, including the named executive officers, pursuant to the LTI Plan. Annually, the Compensation Committee establishes a dollar value of the restricted stock to be awarded to certain of the Company's officers. This dollar value is divided by the Company's stock price on the date the restricted stock award is actually granted by the Compensation Committee to determine the number of shares of restricted stock such officers receive. The Compensation Committee believes that restricted stock awards and stock options assist the Company in the long-term retention of its executives and serve to align the interests of the executives with the shareholders by increasing their ownership stake in the Company.

CEO COMPENSATION

         The Compensation Committee believes that Robert J. Rutland's compensation as Chief Executive Officer for the year ended December 31, 1999 appropriately related to short and long term performance. Mr. Rutland's base salary in 1999 was $500,000 as provided by his employment agreement. Mr. Rutland was not paid a bonus for the year ended December 31, 1999. The Compensation Committee believes that the base salary and benefits provided by Mr. Rutland's employment agreement and the restricted stock award under the LTI Plan provide for appropriate compensation to Mr. Rutland based upon the measures described above for determining executive officer compensation. The Compensation Committee considers the compensation received by Mr. Rutland to be comparable to chief executive officers of other leading companies engaged in the transportation and trucking industry.

        David G. Bannister      William P. Benton      Robert R. Woodson

                          EXECUTIVE COMPENSATION TABLE

Remuneration paid in 1999, 1998, and 1997 to executive officers and the principal positions of such individuals at December 31, 1999 is set forth on the following table:



                                                                                       Long-Term Compensation
                                                                                       ----------------------

                                                                                                    Securities
                                                                                    Restricted      Underlying
                                                                   Other Annual       Stock         Options/SAR       All Other
 Name and Principal Position     Year     Salary(1)      Bonus    Compensation(2)   Awards(3)        Awards(4)      Compensation(5)
 ---------------------------     ----     ---------      -----    ---------------   ---------        ---------      ---------------

Robert J. Rutland                1999     $521,000           --       $38,217        $323,495             --           $127,077
 Chairman and Chief              1998      500,000      149,625        29,038         231,840          3,938            197,466
 Executive Officer               1997      440,049      304,444        38,717              --             --            271,678


Bernard O. De Wulf               1999      356,681           --         6,521          66,441             --            132,975
 Vice Chairman and               1998      341,270       54,732            --          47,337          1,438            133,881
 Executive Vice President        1997      330,037      121,778            --              --             --            136,101


A. Mitchell Poole, Jr.           1999      416,800           --        28,221         181,154             --             54,700
 President and Chief             1998      400,000      119,700        23,230         129,835          3,150             55,592
 Operating Officer               1997      298,700      200,633        30,973              --             --             42,416

Randall E. West (6)              1999      252,164      196,169         7,730          78,286         80,163             18,486
 President - Axis                1998      242,000       67,247            --          56,106          1,769             19,201
 Group, Inc.                     1997      242,000      194,811        50,103              --             --                 --

Joseph W. Collier                1999      312,600           --        14,745          97,046             --             18,486
 President Allied                1998      300,000       97,352        11,615          69,546          2,562             19,201
 Automotive Group, Inc.          1997      200,000      119,276        15,487              --             --                 --

 -----------------
 (1) Includes amounts contributed by such executive officers to the Company's 401(k) plan.
 (2) Represents amounts paid to the named executives for reimbursement of income tax liabilities incurred due to the issuance of restricted stock awards. Amounts paid to Mr. West in 1997 represent reimbursement for moving expenses. Also includes $1,000 matching contribution made by the Company to each individual in connection with the 401(k) plan.
 (3) For 1999, represents dollar value of awards granted based on the closing market price of $14.375 on January 4, 1999, the date of grant. Under the Restricted Stock Plan, restrictions lapse over a five year period, 20% per year, commencing on the first anniversary of the date of grant. The aggregate restricted stock holdings at the end of 1999 for Mr. Rutland were 63,632 shares (value at December 31, 1999 equaled $389,746); for Mr. De Wulf, 7,915 shares (value at December 31, 1999 equaled $48,479); for Mr. Poole, 41,634 shares (value at December 31, 1999 equaled $255,008); for Mr. Collier, 21,589 shares (value at December 31, 1999 equaled $132,233); and for Mr. West, 9,349 shares (value at December 31, 1999 equaled $57,263). Holders of restricted stock will be entitled to receive any dividends that may be paid by the Company on such restricted stock

  (4) For Mr. West, 1999 number includes 75,000 shares subject to options and 5,163 shares issued pursuant to stock appreciation rights.
  (5) Amounts in this column represent the imputed cost to the Company of the premiums paid on "split dollar" insurance agreements with the named executive officers based on an interest-free loan basis. Upon termination of each split dollar agreement for any reason, the Company will receive back the aggregate of the premiums paid by it. The amounts reported are required by the Securities and Exchange Commission's rules; however, the amounts exceed the taxable compensation recognized by the named executive officers in regard to the split dollar payments. The taxable compensation recognized by the named executive officers in 1999 as a result of payments made pursuant to the split dollar agreements is: $33,617 for Mr. Rutland; $4,513 for Mr. De Wulf; $1,446 for Mr. Poole; $1,798 for Mr. Collier; and $1,038 for Mr. West.
  (6) Mr. West joined the Company in 1997, and his compensation in 1997 includes amounts paid by his former employer through September 30, 1997, which was acquired by the Company on that date.


                                                OPTION/SAR GRANTS FOR LAST FISCAL YEAR


                                                                             Potential Realizable Value at Assumed Annual Rates of
                           INDIVIDUAL GRANTS                                 Stock Price Appreciation for Option Term (4/10 Years)*
                           -----------------                                 -----------------------------------------------------

                                                                                       5%                             10%
                                                                             ------------------------      ------------------------
                                           % of Total
                            Number of       Options/
                            Securities        SARS
                            Underlying     Granted to    Exercise
                             Options/      Employees      or Base
                              SARS         in Fiscal       Price      Expiration    Price    Aggregate     Price Per    Aggregate
      Name                  Granted(1)        Year      ($/Share)(1)     Date     Per Share   Value(2)       Share       Value(2)
      ----                  ----------        ----      ------------     ----     ---------   --------       -----       --------
Robert J. Rutland                 --            --            --            --         --          --             --           --

Bernard O. De Wulf                --            --            --            --         --          --             --           --

A. Mitchell Poole, Jr.            --            --            --            --         --          --             --           --

Joseph W. Collier                 --            --            --            --         --          --             --           --

Randall E. West         75,000/5,163     44.1/23.0    7.0625/6.0       11/29/99/    $9.98/    $218,813/0    $15.89/8.97   $662,063/
                                                                       12/17/04      7.45                                  104,250


*The dollar gains under these columns result from calculations assuming 5% and 10% growth rates from the December 31, 1999 closing price of the Company's Common Stock as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock. The gains reflect a future value based upon growth at these prescribed rates.

(1) Represents awards of 5,163 stock appreciation rights ("SARs") pursuant to the Allied Holdings, Inc. Stock Appreciation Rights Plan (the "SAR Plan") and includes 75,000 shares subject to an option granted in 1999. The SAR awards vest over 3 years and must be exercised during the fourth year. The exercise price for the SAR awards increases 6% per year. Mr. West's option vests over three years.

         It is important to note that stock appreciation rights have value to recipients, including the named executive officers, only if the stock price advances beyond the exercise date price shown in the table, increased by 6% per year, during the option term.

(2) Not discounted to present value. Using a discount rate of 10.5%, which approximates the Company's cost of capital, the present value of the assumed potential realizable value of Mr. West's awards is $79,895 as to options and $0 as to SARS at a 5% annual rate of stock price appreciation and $241,740 as to options and 69,672 as to SARS at a 10% annual rate of stock price appreciation.

         The following table sets forth as to each of the named executive officers information with respect to option exercises during 1999 and the status of their options on December 31, 1999 as to (i) the number of shares of Common Stock underlying options exercised during 1999, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 1999 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 1999.


             AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                           Number of                                                                 Value of Unexercised
                        Shares Acquired                        Number of Unexercised Options    In-the-Money Options at Fiscal
                              Upon             Value                 at Fiscal Year End                   Year End(1)
                           Exercise of      Realized Upon            ------------------                   -----------
             Name             Option           Exercise       Exercisable    Unexercisable       Exercisable    Unexercisable
             ----             ------           --------       -----------    -------------       -----------    -------------
Robert J. Rutland               --                --               --                --               --               --

Bernard O. De Wulf              --                --               --                --               --               --

A. Mitchell Poole, Jr.          --                --               --                --               --               --

Joseph W. Collier               --                --           40,750            10,000               --               --

Randall E. West                 --                --            6,666            78,334               --               --



(1) In accordance with the Securities and Exchange Commission's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $6.125, the closing price of the Common Stock price reported on The New York Stock Exchange on December 31, 1999. No value is assigned to the options because the exercise price for the options is in excess of the fair market value of the Common Stock on December 31, 1999.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Messrs. Robert Rutland and Poole have entered into employment agreements with the Company for five year terms ending in February 2005. Mr. West has entered into a two year employment agreement ending in December 2001. Messrs. De Wulf and Collier have entered into employment agreements for five year terms ending in January 2001. These agreements provide for compensation to the officers in the form of annual base salaries, plus percentage annual increases in subsequent years based upon either the Consumer Price Index, or such amount established by the Compensation Committee.

         Each of the employment agreements also provides that the officers will receive severance benefits if: (i) the Company terminates the officer's employment other than for cause or elects not to extend the officer's employment beyond any initial or renewal term of the agreement, (ii) the officer terminates his employment with the Company as a result of a material change in the duties or responsibilities of the officer or a failure to be elected or appointed to the position held by him, (iii) the officer terminates his employment as a result of relocation of the officer, or requirement that the officer perform substantially all his duties, outside the metropolitan Atlanta, Georgia area,
(iv) the Company commits any material breach of the agreement that remains uncured for thirty days following written notice thereof from the officer, (vi) a liquidation, dissolution, consolidation or merger of the Company (other than with an affiliated entity) occurs, (vii) within two years following a "change of control" with respect to the Company, the officer's employment agreement is terminated or not extended for any renewal term or (viii) a petition in bankruptcy is filed by or against the Company or the Company makes an assignment for the benefit of creditors or seeks appointment of a receiver or custodian for the Company.

         The severance benefits payable with respect to Messrs. Rutland, Poole and West include a cash payment equal to three times each of (i) the officer's annual base salary for the year such termination occurs, plus (ii) the officer's bonus, which includes an amount equal to (A) the greater of (1) the average of each of the previous two years' bonus payments under the Incentive Plan, (2) the average of each of the previous two years' "target bonus" amounts under the Incentive Plan or (3) the amount of the "target bonus" for such officer under the Incentive Plan for the year in which such officer's employment with the Company is terminated, plus (B) an amount equal to the dollar value of the restricted stock award granted to the officer with respect to the most recent annual award of restricted stock made under the LTI Plan. If Messrs. Rutland and Poole are terminated other than pursuant to a "change of control" and there are more than three years remaining on the term of their employment agreements, they will be entitled to receive an amount equal to the number of years or partial years remaining on their employment agreement times each of the above items.

         The severance benefits payable with respect to Mr. De Wulf include a cash payment equal to two times each of (i) Mr. De Wulf's annual base salary for the year such termination occurs, plus (ii) (A) the average of the cash bonus payments paid to Mr. De Wulf for each of the previous two fiscal years and (B) the average of the aggregate dollar value (as determined on the date of termination) of any equity-based consideration received by Mr. De Wulf for each of the previous two fiscal years.

         The severance benefits payable to Mr. Collier include a cash payment equal to two times each of (i) Mr. Collier's annual base salary for the year such termination occurs, plus (ii) the average of the greater of (A) the cash bonus payments paid to Mr. Collier for each of the previous two fiscal years or
(B) the target bonus amounts for Mr. Collier for each of the previous two fiscal years, including the average of any bonus paid to Mr. Collier under the Incentive Plan during such two fiscal years, plus (iii) the average of the aggregate dollar value (as determined on the date of termination) of any equity-based consideration received by Mr. Collier for each of the previous two fiscal years.

         A "change of control" under the employment agreements of Messrs. Rutland, Poole, West and Collier occurs (i) in the event of a merger, consolidation or reorganization of the Company following which the shareholders of the Company immediately prior to such reorganization, merger or consolidation own in the aggregate less than seventy percent (70%) of the outstanding shares of common stock of the surviving corporation, (ii) upon the sale, transfer or other disposition of all or substantially all of the assets or more than thirty percent (30%) of the then outstanding shares of common stock of the Company, other than as a result of a merger or other combination of the Company and an affiliate of the Company, (iii) upon the acquisition by any person of beneficial ownership (as defined in the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities or
(iv) if the members of the Board of Directors who served as such on the date of the applicable employment agreement (or any successors approved by two-thirds (2/3) of such Board members) cease to constitute at least two-thirds (2/3) of the membership of the Board.

         A "change of control" under Mr. De Wulf's employment agreement occurs
(i) in the event of a merger, consolidation or reorganization of the Company following which the shareholders of the Company immediately prior to such reorganization, merger or consolidation own in the aggregate less than fifty percent (50%) of the outstanding shares of common stock of the surviving corporation or (ii) upon the sale, transfer or other disposition of all or substantially all of the assets or more than fifty percent (50%) of the then outstanding shares of common stock of the Company, other than as a result of a merger or other combination of the Company and an affiliate of the Company.

         The severance benefits that would have been due upon termination following a change of control pursuant to the employment agreements effective March 1, 2000 are: $3,000,000 to Mr. Rutland, $877,773 to Mr. De Wulf, $3,825,000 to Mr. Poole, $1,179,644 to Mr. Collier, and $3,082,560 to Mr. West.
The Company is also required to provide to the officer group medical and hospitalization benefits and related benefits for a period of three years after a change of control as to Messrs. Rutland, Poole and West and for a period of two years after a change of control for Messrs. DeWulf and Collier.

         During 1999, the Compensation Committee approved amendments to the employment agreements of each of the named executive officers to include the value of equity based compensation in the calculation of amounts due to the executive officers upon termination of employment.

LONG-TERM INCENTIVE PLAN

         The Company's LTI Plan allows for the issuance of an aggregate of 650,000 shares of Common Stock. The LTI Plan authorizes the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares to eligible employees as determined by the LTI Plan. The LTI Plan was adopted and approved by the Board of Directors and shareholders in July 1993. For a detailed description of the LTI Plan, please refer to the information contained under Proposal No. 2.

         The Compensation Committee elects those employees to whom awards are granted under the LTI Plan and determines the number of performance units, performance shares, shares of restricted stock, and stock appreciation rights granted pursuant to each award and prescribes the terms and conditions of each such award.

Nonqualified Stock Options

         During 1999 the Company granted non-qualified stock options to purchase 20,000 shares of the Common Stock at a price per share of $7.0625. The options are granted pursuant to the non-qualified stock option provisions set forth in the LTI Plan and are not intended to qualify as incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended. Options granted become exercisable after one year in 33% increments per year and expire ten years from the date of the grant. Options to acquire 318,050 shares of Common Stock pursuant to the nonqualified stock option plan were exercisable at December 31, 1999.

Restricted Stock Plan

         Effective December 19, 1996 the Company adopted the Allied Holdings, Inc. Restricted Stock Plan ("Restricted Stock Plan") pursuant to authority granted by the LTI Plan. The awards granted under the Restricted Stock Plan vest over five years, 20% per year commencing on the first anniversary of the date of grant. On January 4, 1999 the Company awarded an aggregate of 83,759 shares, with an aggregate value of $1,204,035 as of the date of grant.

Incentive Stock Options

         On November 29, 1999, the Compensation Committee granted options to purchase an aggregate of 150,000 shares of the Company's Common Stock at a price per share of $7.0625 to four officers of the Company and its subsidiaries. The options were granted pursuant to the incentive stock option provisions of the LTI Plan and are intended to qualify as Incentive Stock Options within the meaning of the Internal Revenue Code of 1986, as amended. The options granted will become exercisable in 33% increments per year over a three year period, and expire ten years from the date of grant.

STOCK APPRECIATION RIGHTS PLAN

         The Board of Directors of the Company adopted the SAR Plan effective January 1, 1997. The purpose of the SAR Plan is to provide deferred compensation to certain management employees of the Company. Such deferred compensation shall be based upon the award of stock appreciation rights units, the value of which are related to the appreciation in fair market value of the Common Stock. All payments under the SAR Plan are made in cash. The Compensation Committee determines the applicable terms for each award under the SAR Plan. In 1999, the Compensation Committee issued stock appreciation rights units for an aggregate of 22,458 shares of Common Stock. All awards under the SAR Plan were made in connection with the Incentive Plan. The SAR awards vest over 3 years and must be exercised during the fourth year. The exercise price increases 6% per year.

RETIREMENT PLANS

         The Company maintains a tax qualified defined benefit pension plan (the "Retirement Plan"). The table set forth below illustrates the total combined estimated annual benefits payable under the Retirement Plan to eligible salaried employees for years of service assuming normal retirement at age 65.

  Allied Defined Benefit Pension Plan

                                                              Years of Service
                                                              ----------------

  Remuneration             10               15               20               25               30               35
  ------------             --               --               --               --               --               --

  100,000               20,000           30,000           40,000           50,000           50,000           50,000

  125,000               25,000           37,500           50,000           62,500           62,500           62,500

  150,000               30,000           45,000           60,000           75,000           75,000           75,000

  175,000               32,000           48,000           64,000           80,000           80,000           80,000

  200,000               32,000           48,000           64,000           80,000           80,000           80,000

  225,000               32,000           48,000           64,000           80,000           80,000           80,000

  250,000               32,000           48,000           64,000           80,000           80,000           80,000

  275,000               32,000           48,000           64,000           80,000           80,000           80,000

  300,000               32,000           48,000           64,000           80,000           80,000           80,000

         The Retirement Plan uses average compensation, as defined by the Retirement Plan, paid to an employee by the plan sponsor during a plan year for computing benefits. Compensation includes bonuses and any amount contributed by a plan sponsor on behalf of an employee pursuant to a salary reduction agreement which is not includable in the gross income of the employee under Internal Revenue Code ("IRC") Sections 125, 402(a)(8), or 402(h). However, compensation in excess of the IRC Section 401(a)(17) limit shall not be included. The limit for 1999 is $160,000.

         The compensation covered by the Retirement Plan for Messrs. Robert Rutland, De Wulf, Poole, Collier and West is $160,000.

         The estimated years of credited service for each of the current executives as of December 31, 1999 is as follows:


                                          Years of Credited Service
                  Name                     as of December 31, 1999
                  ----                     -----------------------

          Robert J. Rutland                         35.7
          Joseph W. Collier                         20.0
          Bernard O. De Wulf                        16.0
          A. Mitchell Poole, Jr.                    11.7
          Randall E. West                            2.3

         The benefits shown in the Pension Plan Table are payable in the form of a straight life annuity commencing at age 65. There is no reduction for social security benefits or other offset amounts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         David G. Bannister, William P. Benton and Robert W. Woodson served as members of the Compensation Committee during the year ended December 31, 1999. None of the members of the Compensation Committee were officers of the Company, and none of the executive officers of the Company has served on the board of directors or the compensation committee of any entity that had officers who served on the Company's board of directors.

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return (stock price appreciation plus dividend) on the Company's Common Stock with the cumulative total return of The Nasdaq Stock Market (U. S. Companies) and of the Nasdaq Trucking and Transportation Companies for the period beginning December 31, 1994 through and including December 31, 1999. While the Company began trading on the New York Stock Exchange in March 1998, it believes that the NASDAQ Stock Market (U.S.) Index and the NASDAQ Trucking & Transportation Index are the appropriate indices for purposes of its Performance Graph.

RESEARCH DATA GROUP                            PEER GROUP TOTAL RETURN WORKSHEET

ALLIED HLDGS INC

                                     ---------------------------------------------------------------------------------------
                                     12/94     3/95     6/95     9/95    12/95     3/96     6/96     9/96    12/96     3/97

ALLIED HOLDINGS, INC.                100.00    89.58    72.92    66.67    71.88    75.00    87.50    85.42    66.67    56.25
NASDAQ STOCK MARKET (U.S.)           100.00   108.95   124.62   139.63   141.33   147.95   160.01   165.70   173.89   164.46
NASDAQ TRUCKING & TRANSPORTATION     100.00   104.75   114.16   117.20   116.67   127.55   126.59   121.20   128.79   126,86

                 2. APPROVAL OF AN AMENDMENT TO INCREASE SHARES
                             SUBJECT TO THE LTI PLAN

         The LTI Plan was adopted by the Company in 1993. The LTI Plan is intended to provide additional incentives to the officers and key employees of the Company and its subsidiaries and affiliates whose contributions are substantial and essential to the continued growth and success of the business of the Company. Approximately 1,500 employees are eligible to participate in the LTI Plan. The LTI Plan is also intended to motivate eligible officers and employees to perform their responsibilities in the best interests of the Company and to attract and retain competent, qualified and dedicated persons whose efforts will result in the long-term growth and profitability of the Company.

         The LTI Plan provides that 650,000 shares of the Common Stock of the Company may be issued pursuant to the various components of the LTI Plan. As of March 1, 2000, the Company had issued options and other grants providing the recipients with the right to acquire 588,349 shares of the Common Stock of the Company. The Board of Directors has determined that it is in the best interests of the Company to amend the LTI Plan in order to provide that an additional 850,000 shares of the Common Stock may be issued pursuant to the LTI Plan in order to further the intentions of the Plan. The additional shares represent 10.6% of the Common Stock issued and outstanding as of March 20, 2000. The number of shares available under the LTI Plan is subject to adjustments in the event of any stock split, exchange, reclassification or other change in the shares of Common Stock. The Board of Directors approved the amended form of the LTI Plan.

         Additionally, the Compensation Committee of the Board of Directors (the "Committee") on January 3, 2000 made awards providing for the issuance of up to 178,193 shares of restricted stock pursuant to the LTI Plan, subject to the approval of the amendment to increase the shares subject to the LTI Plan at the annual meeting. The Board of Directors further believes that additional shares will be necessary under the LTI Plan to meet the needs of the Company in the future.

PRINCIPAL FEATURES OF THE LTI PLAN

         The LTI Plan provides for granting of five types of awards on a stand alone, combination, or tandem basis. Under the LTI Plan, the Company may grant nonqualified stock options, incentive stock options, restricted shares, stock appreciation rights, and performance awards.

         ADMINISTRATION. The terms of the LTI Plan requires administration by the board or a committee appointed by the Board of Directors. Currently, the Compensation Committee (the "Committee") administers the LTI Plan. The Committee is authorized to, among other things,

         - determine the employees who will be granted awards under the LTI Plan;

         - determine the terms and conditions of each participants' award agreement;

         - establish the exercise price and other provisions of each option award;

         - state the time and transfer restrictions for each award of restricted shares;

         - establish performance goals and performance periods and maximum values applicable to performance awards or stock appreciation rights;

         - construe and interpret the LTI Plan and awards granted thereunder; and

         - perform all such acts it deems necessary or advisable to administer the LTI Plan.

         ELIGIBILITY. All officers or other key employees of the Company or its subsidiaries who are designated by the Committee are eligible to participate in both plans. Directors who are not employees are entitled to participate in the LTI Plan. As of March 20, 2000, there were approximately 1,500 employees eligible to participate in the LTI Plan.

         LIMITATIONS ON TRANSFER. No LTI Plan award granted under the LTI Plan may be transferred by an optionee except by will or by the laws of descent and distribution. Restricted shares are not transferable until the restriction period expires. The Committee may permit transfers where it concludes that such transfer is otherwise appropriate and desirable, taking into account any state or federal tax or securities laws.

         TERMINATION AND AMENDMENT. The Board of Directors may at any time terminate the LTI Plan and may at any time amend or modify the LTI Plan in any respect, except as provided below. No amendment, modification, or termination of the LTI Plan may in any manner adversely affect the rights of any participant without the consent of the participant or reduce the exercise price or extend the term of an outstanding option beyond ten years from the date of grant (or five years from the date of grant of any incentive stock option granted to a holder of 10% or more of the Company's voting stock). Additionally, the Board may not, without the approval of the Company's shareholders,

         - increase the number of shares authorized for issuance under the LTI Plan;
         -        extend the term of the LTI Plan; or
         - effect any other change that requires the approval of the shareholders under applicable law or regulation.

         ADJUSTMENTS. The limitations with respect to the number of shares that may be granted pursuant to awards under the LTI Plan are subject to adjustment in the event of a stock split, stock or other dividend, combination or exchange of shares, exchange for other securities, reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, public offering, private placement or other similar change.

          CHANGE OF CONTROL. If a "change of control" occurs as determined under the LTI Plan, the following will occur with respect to all awards outstanding under the LTI Plan:

         - awards granted under the LTI Plan will become immediately exercisable or vested;
         - any performance goals to which awards are subject will be deemed satisfied as to the number of shares or options issuable or cash payable as determined in the applicable LTI Plan agreement and any compensation under such awards will become due and payable ten days after a change of control; and
         -        in the event a participant may be subject to liability under
                  Section 16(b) of the Exchange Act for awards granted less than 6 months prior to a change of control, the participant's awards will remain exercisable for 60 days after the date that is 6 months from the date of the award grant.

         STOCK OPTIONS. A stock option award grants to the optionee the right to buy a specified number of shares of common stock of the Company at a fixed price during a specified time, and subject to other terms and conditions as the Committee may determine. Incentive stock options are intended to be treated as such within the meaning of Section 422 of the Code. All stock options that do not qualify as incentive stock options are nonqualified stock options and do not have the special income tax advantages associated with incentive stock options.

         Exercise Price. The exercise price of all options is determined by the Committee at the time of grant, but the exercise price of any incentive stock option may not be less than 100% of the fair market value of the underlying stock on the date of grant, or 110% in the case of an incentive stock option granted to a holder of 10% or more of the Company's voting stock.

         Payment. Each option may be exercised in whole, at any time, or in part, from time to time, within the period for exercise set forth in the related option agreement. The exercise price is payable at the Committee's discretion

         -        in cash;
         - in shares of common stock of the same class of stock that is being purchased;
         -        by a combination of cash and stock; or
         -        any other method that the Committee deems appropriate.

         RESTRICTED SHARES. A grant of restricted shares under the LTI Plan is an award of shares of common stock of the Company that are subject to restrictions on transfer, or on other incidents of ownership, for the periods of time as the Committee may determine. Certificates representing restricted shares are held by the recipient during the applicable period of the restriction. During this period, the beneficial owner of the restricted shares cannot transfer those shares. The beneficial owner is entitled to vote his restricted shares and to retain cash dividends that may be paid on such shares during the time of the restriction unless otherwise provided for in the award agreement.

         Limitations. No more than 50% of the maximum number of shares that may be issued or transferred to participants under the LTI Plan may be issued in connection with awards of restricted shares and performance awards. Under this limitation, the Company currently can issue no more than 325,000 restricted shares and/or performance awards. Upon approval of the proposed increase in the number of shares available under the plan, the Company will be able to issue up to 750,000 restricted shares and/or performance awards. As of March 20, 2000, the Company had issued 388,275 Restricted Shares, 178,193 of which are subject to shareholder approval of the proposed amendment to the LTI Plan.

         PERFORMANCE AWARDS. A performance award is a right granted to an employee to receive cash, options, restricted shares, or unrestricted shares of Common Stock of the Company. This compensation is not issued to the employee until after he satisfies his performance goals during the applicable performance period. The Committee determines the performance period and performance goals.

         Factors. The Committee bases the performance goals on one or more objective factors, including increases in earnings per share, pre-tax profits, net earnings or net worth, return on equity or assets, or any combination of the foregoing or any other standard deemed appropriate by the Board. These performance goals may be different for individual participants or may be based, in whole or in part, on the performance of a division, department, line of business or subsidiary of the Company or the performance of the Company as a whole.

         Receipt of a Performance Award. Performance awards will only be received by employees who meet their specific performance goals. To be entitled to receive a performance award, an employee must remain in the employment of the Company or its subsidiaries through the end of the performance period. The Committee may, in its sole discretion, allow for exceptions to this requirement. At the discretion of the Committee, a performance award may provide for deferral of vesting and/or transfer rights based on the satisfaction of terms and conditions in addition to satisfaction of the performance goals.

         STOCK-APPRECIATION RIGHTS. Stock appreciation rights, also known as SARs, may be granted in tandem with a stock option or may be unrelated to a stock option. SARs will vest and become exercisable at a rate determined by the Committee, and will remain exercisable for such period as specified by the Committee. SARs entitle holders to receive from the Company an amount equal to the excess of the fair market value of a share of common stock on the exercise of the SAR over the fair market value of a share of common stock on the date of grant. The Committee will determine in its sole discretion whether a SAR will be settled in cash, common stock or a combination thereof.

DESCRIPTION OF THE PROPOSED AMENDMENT

         The amendment to the LTI Plan is an increase in the number of shares of Company Common Stock available for issuance. The LTI Plan currently provides that the maximum number of shares of Company Common Stock that may be issued is 650,000. The amendment would increase this amount by 850,000 shares, subject to the limitations described above.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF GRANTS UNDER THE LTI PLAN

         NONQUALIFIED STOCK OPTIONS. For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option under the LTI Plan. Upon the exercise of a nonqualified stock option, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Company Common Stock, on the date of such exercise, over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between: (i) the exercise price, increased by any compensation reported upon the participant's exercise of the option, and (ii) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset. See "Maximum Capital Gains Rates" below.

         The Company generally is entitled to a deduction (subject to the other deduction limitation provisions of the Code) for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

         INCENTIVE STOCK OPTIONS. Generally, for federal income tax purposes, no income is recognized by the participant upon the grant or exercise of an incentive stock option. If shares of Company Common Stock are issued to a participant pursuant to the exercise of an incentive stock option granted under the LTI Plan, and no "disqualifying" disposition of such shares is made by such participant within two years after the date of grant of the option or within one year after the transfer of such shares to the participant, then (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a capital gain (see "Maximum Capital Gains Rates" below) and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

         If shares of Company Common Stock, acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period (i.e. a "disqualifying disposition"), generally (a) the participant will realize ordinary income in the year of disposition in the amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and
(b) the Company will be entitled to deduct such amount (subject to the other deduction limitation provisions of the Code). Any further gain or loss realized will be taxed as capital gain or loss, which will be taxed at rates which depend on how long such shares were held (see "Maximum Capital Gains Rates" below), and will not result in any deduction by the Company. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.

         RESTRICTED SHARES; PERFORMANCE AWARDS. Awards of restricted shares generally will not result in taxable income to the employee for federal income tax purposes at the time of the grant. A recipient of restricted shares generally will receive compensation subject to tax at ordinary income rates on the fair market value of the shares at the time the restricted shares are no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares as if such shares were unrestricted and could be sold immediately. If the restricted shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares after the forfeiture period has expired, the recipient's holding period for purposes of calculating the tax on capital gains and losses begins when the restriction period expires, and the tax basis will be equal to the fair market value of the restricted shares on the date the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the restricted shares on the date of the grant as if such shares were then unrestricted and could be sold immediately.

         A performance award generally will not result in taxable income to the employee for federal income tax purposes at the time of grant. A recipient of a performance award generally will be subject to tax at the same time and in the same manner as applicable to recipients of restricted shares as described above.

         The Company is generally entitled to a deduction (subject to the deduction limitation provisions of the Code) for compensation paid to a participant in the same amount and at the same time as the participant is considered to have realized compensation with respect to restricted shares or a performance award.

         MAXIMUM CAPITAL GAINS RATES. Capital gains recognized by recipients generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 12 months. However, if the holding period of shares begins after December 31, 2000, and such shares are held for more than 5 years, the maximum capital gains rate for federal income tax purposes for recipients on the sale or exchange of such shares generally will be 18%. If an option was held on or before December 31, 2000, then shares acquired pursuant to an exercise of that option will not qualify for such 18% maximum rate, regardless of when such shares are acquired.

         LIMITS ON DEDUCTIONS

         Under Section 162(m) of the Code, the amount of compensation paid to the Chief Executive Officer and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1 million per person, except that compensation that is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision.

         Awards under the LTI Plan for which the Company may otherwise claim a deduction will be subject to the limitations on deductibility in Section 162(m) of the Code. The Committee will take into account the deductibility of awards under Section 162 (m) of the Code in determining the awards to be granted under the LTI Plan.

         If a shareholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted as specified on such proxy with respect to the proposal to amend the LTI Plan. If no specification is made, the shares represented by the proxy will be voted "FOR" the proposal to amend the LTI Plan to increase the number of shares that may be issued under the LTI Plan by 850,000 shares.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE LTI PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE LTI PLAN BY 850,000 SHARES.

                               ESTIMATED BENEFITS

         The following table illustrates estimated benefits under the LTI Plan. Awards under the LTI Plan are based upon the Company's performance. Accordingly, future awards under the LTI Plan are not determinable at this time. However, the awards set forth in the following table represent awards granted under the LTI Plan on January 3, 2000 subject to shareholder approval of the amendment to increase the number of shares authorized for issuance under the LTI Plan.

                               ESTIMATED BENEFITS


                                                       LTI PLAN

NAME AND POSITION                                   NUMBER OF SHARES
-----------------                                   ----------------

Robert J. Rutland...........................               21,418
Bernard O. De Wulf..........................                8,021
A. Mitchell Poole, Jr.......................               28,558
Joseph W. Collier...........................                9,106
Randall E. West.............................               22,342
Executive Group(1)...... ...................              110,829
Non-Executive Group.........................                  --
Non-Executive Officer Employee Group........               71,142

--------------
(1) Includes 22,342 awarded to executive officers not listed above.

                 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

         The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the fiscal year ending December 31, 2000, subject to ratification of this appointment by the shareholders of the Company. Arthur Andersen LLP has served as independent public accountants of the Company since 1980 and is considered by management of the Company to be well qualified. The Company has been advised by the firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

         Although not formally required, the appointment of the independent public accountants of the Company has been directed by the Board of Directors to be submitted to the shareholders for ratification as a matter of sound corporate practice. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the appointment of the independent public accountants will be reconsidered by the Board of Directors. If the shareholders ratify the appointment, the Board of Directors, in its sole discretion, may still direct the appointment of new independent public accountants at any time during the 2000 fiscal year if the Board of Directors believes that such a change would be in the best interests of the Company.

         The Company expects representatives of Arthur Andersen LLP to be present at the Annual Meeting of shareholders and expects that they will have the opportunity to make a statement if they desire to do so. It is further anticipated that such representatives will be available to respond to appropriate questions.

         If a shareholder specifies a choice on the proxy, the shares of Common Stock represented by the proxy will be voted as specified on such proxy with respect to the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company. If no specification is made and the power to vote the shares is not withheld, the shares represented by the proxy will be voted "FOR" ratification of the appointment of Arthur Andersen LLP.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE 2000 FISCAL YEAR.


                              SHAREHOLDER PROPOSALS

         Under the Company's Bylaws any nominations for the Board of Directors and any proposal that a shareholder intends to present at the 2001 Annual Meeting (including any nominations for the Board of Directors) must be received at 160 Clairemont Avenue, Suite 200, Decatur, Georgia 30030 addressed to the attention of A. Mitchell Poole, Jr., Vice Chairman and Chief Executive Officer, not later than 60 days prior to the scheduled date of the 2001 Annual Meeting; provided, that if notice or prior public disclosure of the scheduled date of the 2001 Annual Meeting is given less than 60 days prior to the scheduled date, any nominations for the Board of Directors must be received not later than the tenth day after the date of the earlier of either notice of the meeting date or prior public disclosure of the meeting date. Nominations for the Board of Directors must also include information regarding the nominee and the person nominating as required by the Company's by-laws.

         Under the Securities and Exchange Commission's Rule 14a-8, any proposal that a shareholder intends to have included in the Company's proxy statement must be received at the Company's principal executive offices prior to January 17, 2001 and must be a proper subject for inclusion therein.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and The New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that during the 1999 fiscal year all filing requirements applicable to its officers, directors and 10% shareholders were complied with.


                                  OTHER MATTERS

         Action will be taken on whatever other matters may properly come before the meeting. Management of the Company is not aware of any other business matters to be considered at the annual meeting except the Report of Management and presentation of financial statements. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote all proxies with respect to such matters in accordance with the recommendations of management of the Company.

         No director has informed the Company that he intends to oppose any recommended action as specified in this Proxy Statement. With the exception of election to office, and the approval of the amendment to the LTI Plan, no director or officer has a substantial interest in any matter to be acted upon.

         Management of the Company urges you to sign and return the enclosed Proxy promptly whether or not you expect to be present at the meeting. No postage is necessary if mailed in the United States. IF YOU DO ATTEND, YOU MAY THEN WITHDRAW YOUR PROXY.

         UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO DANIEL H. POPKY, 160 CLAIREMONT AVENUE, SUITE 200, DECATUR, GEORGIA 30030, A COPY OF THE COMPANY'S 1999 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) WILL BE PROVIDED FREE OF CHARGE. EXHIBITS TO FORM 10-K WILL BE PROVIDED UPON REQUEST AND PAYMENT OF REASONABLE COST, IF ANY, OF REPRODUCTION AND DELIVERY.

  [1231--ALLIED HOLDINGS, INC.] [FILE NAME: AHI18B.ELX] [VERSION--2][03/17/00]
                                [orig. 03/10/00]

                                  DETACH HERE


                                     PROXY

                             ALLIED HOLDINGS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the notice of the annual meeting of the shareholders of Allied Holdings, Inc. (the "Company") to be held on May 17, 2000 at 10:00 a.m., local time, at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030 ("Annual Meeting"), and the Proxy Statement attached thereto, and does hereby appoint Robert J. Rutland and A. Mitchell Poole, Jr., or either of them (with full power to act alone), the true and lawful attorney(s) of the undersigned with power of substitution, for and in the name of the undersigned, to represent and vote, as designated below, all of the shares of no par value common stock of the Company which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment or adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL NUMBER 1, FOR PROPOSAL NUMBER 2, FOR PROPOSAL NUMBER 3 AND UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER, THIS PROXY MAY BE REVOKED BY ATTENDING THE MEETING AND VOTING IN PERSON, OR BY FILING A SUBSEQUENT PROXY WITH THE SECRETARY OF THE COMPANY PRIOR TO OR AT THE TIME OF THE MEETING.


---------------                                                 ---------------
| SEE REVERSE |                                                 | SEE REVERSE |
|    SIDE     |   CONTINUED AND TO BE SIGNED ON REVERSE SIDE    |    SIDE     |
---------------                                                 ---------------

ALLIED HOLDINGS, INC.
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398




[1231 - ALLIED HOLDINGS, INC.] [FILE NAME: AHI18A.ELX] [VERSION - 5]
                                [orig. 03/10/00]
                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

   1. Election of Directors.

      FOR THREE-YEAR TERMS EXPIRING ANNUAL MEETING 2003:
      NOMINEES:  (01) David G. Bannister, (02) A. Mitchell Poole, Jr.
                 (03) Robert J. Rutland, (04) William P. Benton

          FOR ALL       [ ]   [ ]   WITHHELD
         NOMINEES,                    FROM
         except as                     ALL
      indicated below               NOMINEES

   [ ]
      --------------------------------------------------------------
   Instructions: To withhold authority to vote for any individual nominee(s) write that nominee's name on the space provided above.

                                                  FOR   AGAINST   ABSTAIN
   2. Proposal to amend the Company's
      Long-Term Incentive Plan to increase the    [ ]      [ ]       [ ]
      number of shares subject to the Plan by
      850,000.

   3. Proposal to appoint Arthur Andersen LLP     [ ]      [ ]       [ ]
      as independent public accountants of the Company to serve for the 2000 fiscal year.

   4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting of any adjournments thereof.


MARK HERE FOR ADDRESS CHANGE AND VOTE AT LEFT [ ]


I hereby revoke all proxies by me heretofore given for any meeting of the shareholders of the Company.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

Please sign your proxy exactly as your name appears at left. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in a partnership name by authorized person. WHEN SHARES ARE HELD BY JOINT TENANTS, OR IN THE NAME OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

Signature:                  Date: 3-21-00 Signature:                  Date:
          -----------------                         ------------------     -----